UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 29, 2011
BRIGHTPOINT, INC.

(Exact name of registrant as specified in its charter)

Indiana	1-12845	35-1778566

(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

7635 Interactive Way, Suite 200, Indianapolis, Indiana	46278

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (317) 707-2355
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
On August 29, 2011, Brightpoint, Inc. (the “Company” or “Brightpoint”) entered into an employment agreement (“Employment Agreement”) with Robert L. Colin. Mr. Colin has been appointed to serve as the Company’s Senior Vice President, Chief Accounting Officer and Controller and began his duties in this position on August 29, 2011 (the “Commencement Date”). Mr. Colin replaced Vincent Donargo, who was the Company’s Chief Accounting Officer and Controller until May 10, 2011, when he was appointed to become the Company’s Executive Vice President, Chief Financial Officer and Treasurer.
Before joining Brightpoint, Mr. Colin served as an Assurance partner for Deloitte & Touche LLP, since 1994. In this role, Mr. Colin was the lead client service provider for several public companies, supporting companies in the application of U.S. generally accepted accounting principles, Regulation S-X, and related financial reporting areas. Mr. Colin is also licensed as a Certified Public Accountant.
Under the terms of the Employment Agreement, Mr. Colin will receive an annual base salary of $240,000. In addition to his base salary, Mr. Colin will be eligible to participate in the Company’s Executive Bonus Program. Mr. Colin will be eligible for coverage under the benefit plans provided to employees, such as medical, dental and life insurance and will be permitted to participate in the Company’s 401(k) Plan. Mr. Colin will receive a grant of 10,000 restricted stock units on or about the Commencement Date.
ITEM 9.01 Exhibits.

10.1	Employment Agreement between Brightpoint, Inc. and Robert L. Colin, effective August 29, 2011.

99.1	Press Release of Brightpoint, Inc. regarding Appointment of Robert L. Colin as Senior Vice President, Chief Accounting Officer, and Controller dated August 30, 2011.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BRIGHTPOINT, INC. (Registrant)
By:	/s/ Craig M. Carpenter
Craig M. Carpenter
Executive Vice President, General Counsel and Secretary

Date: August 30, 2011